Filed Pursuant to Rule 433 Free Writing Prospectus Registration No. 333-217582 July 5, 2017

July 5, 2017 – 09:00

Air Industries Group (the "Company" or "Air Industries") Announces Preliminary (Unreviewed) Revenue Results for the Quarter ended June 30, 2017:

Hauppauge, NY -- (Globe Newswire – July 5, 2017 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced preliminary revenue of approximately $ 17 million for the second quarter ended June 30, 2017. Revenue for the second quarter was in line with Air Industries’ published revenue guidance for the quarter. Revenue for the second quarter was approximately 13% higher than for the first quarter of 2017.

Mr. Peter Rettaliata, CEO of Air Industries commented: “Our sales results for the second quarter are very encouraging. Sales over $ 7 million for the month of June were particularly encouraging. The Bridge Loan investment in May provided much needed liquidity enabling the acceleration of sales. I would like to thank all our employees for their hard work and our suppliers and customers for their continuing support.”

The Company has filed a registration statement (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering of common stock to which this presentation relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents free of charge by visiting the SEC online database (EDGAR) on the SEC’s website at www.sec.gov.

The Company’s registration statement on Form S-1 containing the preliminary prospectus, dated June 29, 207 is available at the following link:

https://www.sec.gov/Archives/edgar/data/1009891/000156761917001326/s001757x1_s1a.htm.

Alternatively, you may obtain a copy of the prospectus and any other publicly available documents from the Company by calling (631) 881-4913 or from Roth Capital Partners, LLC Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via email at rothecm@roth.com.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com